EXHIBIT 2.1

Agreement and Plan of Merger

among

Home Bancorp,

Old Kent Financial Corporation

and

OK Acquisition Corporation

Dated as of June 15, 2000

-i-

-- Continued --

-ii-

-- Continued --

-iii-

-- Continued --

DEFINITIONS

Asset Sale	42
Austin	27
Bank Integration	42
Book Entry Shares	5
Business Combination	37
Business Day	2
Call Reports	16
CERCLA	25
Certificates of Merger	2
Closing	2
Constituent Corporation	1
Control	14
Designated Contracts	45
Effective Time	2
Employee Benefit Plan	23
Employment-Related Payments	22
Environmental Laws	25

-iv-

-- Continued --

Page

Environmental Risk	40
ERISA	23
ESOP	33
ESOP Loan Agreement	41
Exchange Act	30
Exchange Agent	6
Exchange Ratio	3
FDIA	9
FDIC	11
Federal Bank Holding Company Act	9
Federal Reserve Board	9
Fiduciary Event	35
GAAP	11
Hazardous Substance	25
HOLA	14
Home	1
Home Affiliate Agreements	36
Home Bank	13
Home Common Stock	3
Home Disclosure Statement	13
Home Pension Plan	24
Home Plans	41
Home's Financial Statements	15
Home's Leased Real Property	20
Home's Leases	21
Home's Real Property	20
Home's Representatives	27
Home-Related Person	27
Implementation Agreements	41
Indiana Act	1
Insurance Amount	37
Internal Revenue Code	1
IRS	19
Knowledge	49
Material Adverse Effect	49
Merger	1
MergerSub	1
Michigan Act	1
Michigan Banking Code	42
NYSE	2
OK Invest Direct	4
Old Certificates	5

-v-

-- Continued --

Page

Old Kent	1
Old Kent Common Stock	3
Old Kent Disclosure Statement	8
Old Kent Rights	9
Old Kent Rights Agreement	10
Old Kent's Financial Statements	10
Option Agreement	1
Option Plan	5
OTS	14
PBGC	24
Permitted Issuances	5
Phase I	40
Phase II and III Work	40
Plan of Merger	1
Premises	25
Proposal	37
Prospectus and Proxy Statement	12
Registration Statement	12
Restricted Stock Plan	8
SEC	12
Securities Act	36
Shareholders' Meeting	34
Stock Distribution	4
Superior Proposal	35
Surviving Corporation	1
Tax Returns	19
Taxes	18
Technology-Related Contracts	36
Transaction Documents	12
Unexercised Options	7

EXHIBITS

A - Form of Stock Option Agreement	A-1
B - Form of Disclosure Statement	B-1
C - Schedule of Additional Information	C-1
D - Form of Home Affiliate Agreement	D-1
E - Form of Legal Opinion of Home's Counsel	E-1
F - Designated Contracts	F-1
G - Form of Legal Opinion of Old Kent's Counsel	G-1

-vi-

Agreement and Plan of Merger

          This Agreement and Plan of Merger (this "Plan of Merger") is made as of June 15, 2000, among Home Bancorp, an Indiana corporation, headquartered at 132 E. Berry Street, Fort Wayne, Indiana ("Home "), Old Kent Financial Corporation, a Michigan corporation ("Old Kent"), and OK Acquisition Corporation, a Michigan corporation, each headquartered at 111 Lyon Street NW, Grand Rapids, Michigan ("MergerSub").

          Old Kent and Home desire that Home and its subsidiary become affiliated with Old Kent. The affiliation would be effected through the merger of MergerSub with and into Home in accordance with this Plan of Merger, the Business Corporation Act of the State of Michigan, as amended (the "Michigan Act"), and the Indiana Business Corporation Law, as amended (the "Indiana Act"). The transactions contemplated by, and described in, this Plan of Merger are referred to as the "Merger."

          Old Kent has formed MergerSub solely for the purpose of effectuating the Merger. As soon as reasonably practicable following the consummation of the Merger, Old Kent intends to cause Home to be liquidated and dissolved.

          It is intended that, for federal tax purposes, the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          As a condition to, and concurrently with the execution of, this Plan of Merger, Home and Old Kent are entering into a Stock Option Agreement attached as Exhibit A (the "Option Agreement"). Home's execution and delivery of the Option Agreement is an inducement for Old Kent to enter into this Plan of Merger.

          In consideration of the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:

Article I - The Transaction

          Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:

          1.1          Merger of MergerSub with and into Home . Subject to the terms and conditions herein, at the Effective Time, MergerSub shall be merged with and into Home. Home and MergerSub are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which shall be Home (the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act and Chapter 40 of the Indiana Act with respect to the merger of domestic and foreign corporations, where the surviving corporation will be subject to the laws of the State of Indiana. In the event that Old Kent is advised by its independent tax accountants that a different corporate structure for the transactions contemplated by this Plan of Merger would be more advantageous to Old Kent from a financial, tax, or accounting perspective, then Home shall cooperate with Old Kent to effect a restructuring of these transactions; provided, that the Merger continues to qualify as a tax-free reorganization under the

Internal Revenue Code, the Effective Time of the Merger is not delayed by more than 30 days, and the alternative structure does not alter or change the amount or kind of consideration to be issued to Home's shareholders.

          1.2          The Closing. The "Closing" for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Warner Norcross & Judd llp, 111 Lyon Street, N.W., Grand Rapids, Michigan, commencing at 11 a.m. on the earliest date specified by either Old Kent or Home upon five Business Days' (defined below) written notice (or at the election of Old Kent, on the last Business Day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to consummate the Merger; and (b) approval of this Plan of Merger by Home's shareholders. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Old Kent and MergerSub or Home as set forth in Articles VI and VII, respectively. Notwithstanding the above, without Old Kent's express written consent, the Closing shall not be convened before October 2, 2000. Upon completion of the Closing, Home and MergerSub shall each promptly execute and file the certificate of merger as required by the Michigan Act and the Indiana Act to effect the Merger (together, the "Certificates of Merger"). No party shall take any action to revoke either or both of the Certificates of Merger after their filing without the written consent of the other party.

          1.3          Effective Time of the Merger. The Merger shall be consummated following the Closing by filing the Certificates of Merger in the manner required by law. The "Effective Time" of the Merger shall be as of the time and date to be elected by Old Kent and specified in the Certificates of Merger, but not later than five Business Days after the Closing occurs. As used in this Plan of Merger, the term "Business Day " means any day other than a day on which the New York Stock Exchange ("NYSE") is closed.

          1.4          Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of MergerSub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. MergerSub hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time. The officers and directors of the Surviving Corporation shall be fully authorized in the name of MergerSub to take any and all such actions contemplated by this Plan of Merger.

          1.5          Surviving Corporation. As of and immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

          1.5.1          Name. The name of the Surviving Corporation shall be "Home Bancorp."

          1.5.2          Articles of Incorporation . The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Home as in effect immediately prior to the Effective Time, without change.

          1.5.3          Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Home as in effect immediately prior to the Effective Time, without change.

          1.5.4          Officers. The officers of MergerSub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold with the Surviving Corporation the same offices as they hold with MergerSub.

Article II - Conversion and Exchange of Shares

          Subject to the terms and conditions of this Plan of Merger and as a result of the Merger, all common stock, without par value, of Home ("Home Common Stock") shall be converted into Common Stock, $1.00 par value, of Old Kent ("Old Kent Common Stock") as follows:

          2.1          Conversion of Shares. As of the Effective Time:

          2.1.1          Conversion of Home Common Stock. Except as provided in this Article II, each share of Home Common Stock outstanding immediately prior to the Effective Time shall be converted automatically into and become 0.6614 (the "Exchange Ratio") shares of validly issued, fully paid, and nonassessable Old Kent Common Stock.

          2.1.2          Old Kent Rights. Each share of Old Kent Common Stock to be issued in the Merger shall have attached to it the number of "Old Kent Rights" issuable pursuant to the "Old Kent Rights Agreement" (as those terms are defined in Section (Classes and Shares - Old Kent)) that are attached to each issued and outstanding share of Old Kent Common Stock at the Effective Time.

          2.1.3          Conversion of MergerSub Common Stock. Each share of Common Stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

          2.1.4          No Conversion of Old Kent Common Stock. Each share of Old Kent Common Stock and each Old Kent Right outstanding immediately prior to the Effective Time shall continue to be outstanding without any change.

          2.1.5          Stock Held by Old Kent. Each share of Home Common Stock, if any, held by Old Kent or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Old Kent or any of its subsidiaries, shall be canceled and no consideration shall be issuable or payable with respect to any such share.

          2.1.6          Treasury Shares. Each share of Home Common Stock held by Home as a treasury share, if any, shall be canceled and no Old Kent Common Stock or other consideration shall be issuable or payable with respect to any such share.

          2.1.7          Home Common Stock No Longer Outstanding. Each share of Home Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time, no longer be outstanding and each certificate previously representing such shares of Home Common Stock shall thereafter represent only the right to receive shares of Old Kent Common Stock into which such shares of Home Common Stock were converted, together with any dividends and other distributions payable as provided in Section (Dividends Pending Surrender), but subject to payment of cash in lieu of fractional shares.

          2.2          Adjustments. The Exchange Ratio shall be adjusted in the manner provided in this Section upon the occurrence of any of the following events:

          2.2.1          Stock Dividends and Distributions. If Old Kent declares a stock dividend, stock split, or stock split-up (a "Stock Distribution") of Old Kent Common Stock payable to its holders as of a record date prior to the Effective Time, then the Exchange Ratio shall be adjusted by multiplying it by a fraction (i) the numerator of which shall be the total number of shares of Old Kent Common Stock that are outstanding as of the record date for such Stock Distribution plus the additional number of shares to be issued in the Stock Distribution computed as of that record date; and (ii) the denominator of which shall be the total number of shares of Old Kent Common Stock outstanding as of the Stock Distribution's record date.

          2.2.2          Other Action Affecting Old Kent Common Stock. In the event of a reclassification of outstanding shares of Old Kent Common Stock or a consolidation or merger of Old Kent with or into another corporation, other than a merger in which Old Kent is the surviving corporation and which merger does not result in any reclassification of Old Kent Common Stock, holders of Home Common Stock would receive, in lieu of each share of Old Kent Common Stock to be issued in exchange for Home Common Stock based on the Exchange Ratio, the kind and amount of shares of Old Kent stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Old Kent Common Stock with respect to each share of Old Kent Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

          2.2.3          No Adjustment. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of issuance of additional shares of Old Kent Common Stock pursuant to (a) the direct stock purchase and dividend reinvestment plan of Old Kent ("OK Invest Direct"); (b) the exercise of stock options awarded under stock option plans of Old Kent, or upon the grant or sale of shares or rights to receive shares to, or for the account of, Old Kent directors or employees pursuant to any restricted stock, deferred stock compensation, thrift, employee stock purchase, and other compensation or benefit plans of Old Kent; (c) a public offering, private placement, or an acquisition of one or more banks, businesses, or business assets as authorized by the board of directors of Old Kent or a duly authorized committee of the board; or (d) conversion of Series D Perpetual Preferred Stock.

          2.2.4          Changes in Capital. Subject only to making any adjustment to the Exchange Ratio and related computations prescribed by this Section, nothing contained in this Plan of Merger shall preclude Old Kent from amending its restated articles of incorporation to change its capital structure or from issuing additional shares of Old Kent Common Stock, preferred stock, shares of other capital stock, or securities that are convertible into shares of capital stock.

          2.3          Increase in Outstanding Shares of Home Common Stock. If the number of shares of Home Common Stock outstanding is greater than 1,971,124 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than as a result of Permitted Issuances (defined below); then the Exchange Ratio shall be adjusted by multiplying it by a fraction (i) the numerator of which shall be 1,971,124; and (ii) the denominator of which shall be the total number of shares of Home Common Stock outstanding as of the Effective Time of the Merger, excluding Permitted Issuances. "Permitted Issuances" include and are limited to the issuance of not more than 88,756 shares upon exercise of currently outstanding Home stock options awarded under the Home Bancorp 1995 Stock Option and Incentive Plan (the "Option Plan ").

          2.4          Cessation of Shareholder Status. As of the Effective Time, each record holder of shares of Home Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of Home and shall have no rights as a shareholder of Home. Each stock certificate representing shares of Home Common Stock outstanding immediately prior to the Effective Time ("Old Certificates") shall then be considered to represent shares of Old Kent Common Stock and the right, if any, to receive cash in lieu of fractional shares, all as provided in this Plan of Merger.

          2.5          Surrender of Old Certificates and Distribution of Old Kent Common Stock. After the Effective Time, Old Certificates shall be exchangeable by holders for book entry shares registered on Old Kent's stock transfer records ("Book Entry Shares") or new stock certificates representing the number of shares of Old Kent Common Stock to which such holders shall be entitled in the following manner:

          2.5.1          Transmittal Materials. As soon as practicable after the Effective Time, Old Kent shall send or cause to be sent to each record holder of Home Common Stock as of the Effective Time transmittal materials for use in exchanging that holder's Old Certificates pursuant to the following options: (a) receiving Book Entry Shares and enrolling in OK Invest Direct; (b) receiving Book Entry Shares (but without enrolling in OK Invest Direct); or (c) receiving Old Kent Common Stock certificates. The transmittal materials will contain instructions with respect to the surrender of Old Certificates and the selection of these exchange options. In the absence of a selection among these exchange options, the shareholder shall receive Book Entry Shares without enrolling in OK Invest Direct.

          2.5.2          Exchange Agent. On or prior to the Effective Time, Old Kent will deliver to Old Kent Bank or such other bank or trust company as Old Kent may designate (the

"Exchange Agent"), written notice of the number of shares of Old Kent Common Stock issuable in the Merger and a commitment to pay the amount of cash payable for fractional shares in the Merger when and as determined. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Old Kent Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the record holders entitled to such shares.

          2.5.3          New Stock Registrations. Old Kent shall cause the Exchange Agent to promptly register the shares of Old Kent Common Stock issuable to former Home shareholders of record in such manner, in the names, and to the addresses that appear on Home's stock records as of the Effective Time, or in such other name or to such other address as may be specified by the shareholder of record in transmittal documents received by the Exchange Agent; provided, that with respect to each former Home shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Old Kent and the Exchange Agent.

          2.5.4          Dividends Pending Surrender. Whenever a dividend is declared by Old Kent on Old Kent Common Stock that is payable to shareholders of record of Old Kent Common Stock as of a record date after the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of Home shall be entitled to receive a distribution of any such dividend until the Exchange Agent has received all of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates) pursuant to properly submitted transmittal materials. Upon the exchange of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates), the shareholder shall be entitled to receive from Old Kent an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Old Kent Common Stock represented thereby. If such shareholder has then elected to enroll in OK Invest Direct, such amount shall be credited as a cash purchase for investment at the plan's next regular investment date.

          2.5.5          Stock Transfers. After the Effective Time, there shall be no transfers on Home's stock transfer books of the shares of Home Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, they shall be canceled and exchanged for shares of Old Kent Common Stock as provided in this Plan of Merger. After the Effective Time, ownership of such shares as are represented by any Old Certificates may be transferred only on the stock transfer records of Old Kent.

          2.5.6          Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine and apply reasonable rules and procedures relating to the exchange (or lack thereof) of Old Certificates and the registration of the shares of Old Kent Common Stock into which shares of Home Common Stock are converted in the Merger and governing the payment for fractional shares of Home Common Stock.

          2.6          No Fractional Shares. No certificates or scrip representing fractional shares of Old Kent Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Old Kent Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution, or stock split with respect to shares of Old Kent Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Old Kent Common Stock upon surrender of all Old Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the closing price per share of Old Kent Common Stock on the NYSE for the second trading day prior to the date of the Closing, as reported in the Dow Jones News/Retrieval system, or other equally reliable means. If the holder of record has elected to enroll in OK Invest Direct, then the cash in lieu of fractional shares shall be held for reinvestment at the plan's next regular investment date.

          2.7          Stock Options and Restricted Stock.

          2.7.1          Stock Options. As of the Effective Time of the Merger, Old Kent shall assume the rights, duties and obligations of Home under the Option Plan. The duration and terms and conditions of the assumed options shall be the same as the original Home options, except that any reference to Home shall be considered to be references to Old Kent. Each participant to whom a stock option was granted at least six months prior to the Effective Time under the Option Plan and that is unexercised at the Effective Time ("Unexercised Options ") shall have the right, at and after the Effective Time (but subject to the provisions of the Option Plan and any limitation or vesting period applicable to such Unexercised Option), during the term of each such Unexercised Option, to receive upon exercise of any such Unexercised Option (upon written notice to Old Kent as Home's successor, without payment of any consideration) an amount equal to the excess of the fair market value on the date of such exercise of the number of shares of Old Kent Common Stock receivable pursuant to this Plan of Merger for one share of Home Common Stock over the exercise price of such Unexercised Option, multiplied by the number of shares of Home Common Stock for which such Unexercised Option shall have been exercised. Such amount shall be payable fully in Old Kent Common Stock. Old Kent shall be entitled to withhold from any such payment shares of Old Kent Common Stock equal in market value to any state and federal tax withholding obligation associated with such payment. Old Kent shall use commercially reasonable efforts to file before or promptly after the Effective Time, and in no event later than 45 days after the Effective Time, and use commercially reasonable efforts to maintain the effectiveness of, a registration statement with the SEC covering such options and the sale of the Old Kent Common Stock issuable upon exercise of such options so long as unexercised options remain outstanding. At the Effective Time, the Option Plan shall be terminated with respect to the granting of any additional options or option rights.

          2.7.2          Restricted Stock. As of the Effective Time of the Merger, Old Kent shall assume the rights, duties and obligations of Home under the Home Recognition and Retention Plan (" Restricted Stock Plan "). The terms and conditions of the assumed plan and the restricted stock issued thereunder shall be the same as the original Restricted Stock Plan and restricted stock, including vesting provisions, except that the Home Common Stock issued pursuant to the Restricted Stock Plan shall be converted into Old Kent Common Stock as provided in Section 2.1.1 (Conversion of Home Common Stock). At the Effective Time, the Restricted Stock Plan shall be terminated with respect to the granting of any additional shares of restricted stock.

Article III - Old Kent's Representations and Warranties

          Old Kent represents and warrants to Home that, except as otherwise set forth in the disclosure statement previously furnished to Home by Old Kent (the "Old Kent Disclosure Statement"):

          3.1          Authorization, No Conflicts, Etc.

          3.1.1          Authorization of Agreement. Each of Old Kent and MergerSub has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the Merger. This Plan of Merger and consummation of the Merger have been duly authorized by the Acquisition Committee of the board of directors of Old Kent, this Plan of Merger has been duly adopted by the board of directors of MergerSub and the Plan of Merger has been duly approved by the sole shareholder of MergerSub. No other corporate proceedings on the part of Old Kent or MergerSub are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Old Kent and MergerSub and is enforceable against Old Kent and MergerSub in accordance with its terms.

          3.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Old Kent and MergerSub, and the consummation of the Merger by Old Kent and MergerSub, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Old Kent's restated articles of incorporation or bylaws or MergerSub's articles of incorporation or bylaws; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Old Kent or its subsidiaries, assuming the timely receipt of each of the approvals referred to in this Section 3.1.

          3.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Old Kent and MergerSub, and the consummation of the Merger by Old Kent and MergerSub, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Old Kent is a party or subject, or by which it is bound or affected.

          3.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Old Kent and MergerSub other than in connection or compliance with the provisions of the Michigan Act and the Indiana Act, compliance with federal and state securities laws, compliance with bylaws and rules of the NYSE, and receipt of approvals required under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), the Federal Deposit Insurance Act, as amended (the "FDIA"), and the Michigan Banking Code. Old Kent knows of no reason why the regulatory approvals referred to in this Section and Section (Required Approvals) cannot be obtained or why the process would be materially impeded.

          3.2          Organization and Good Standing. Each of Old Kent and MergerSub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Old Kent possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Old Kent is a financial holding company and a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the federal Bank Holding Company Act.

          3.3          Subsidiaries. Old Kent owns all of the issued and outstanding shares of capital stock of Old Kent Bank and MergerSub and owns, directly or indirectly, all of the common stock of its subsidiaries indicated in the Old Kent Financial Statements (as defined below) for the quarter ended March 31, 2000, free and clear of all claims, security interests, pledges, or liens of any kind. Old Kent Bank is duly organized, validly existing, and in good standing as a banking corporation under the laws of the State of Michigan.

          3.4          Capital Stock.

          3.4.1          Classes and Shares--Old Kent. The authorized capital stock of Old Kent consists of 325,000,000 shares divided into two classes, which are: (a) 300,000,000 shares of Old Kent Common Stock, of which, as of June 12, 2000, a total of 130,415,613 shares were validly issued and outstanding; and (b) 25,000,000 shares of preferred stock, without par value, of which (1) 3,000,000 shares are designated Series A Preferred Stock, none of which is issued and outstanding as of the date of this Plan of Merger; (2) 500,000 shares are designated Series B Preferred Stock, none of which is issued and outstanding as of the date of this Plan of Merger; (3) 1,000,000 shares are designated Series C Preferred Stock, none of which is issued and outstanding as of the date of this Plan of Merger; (4) 7,250 shares are designated Series D Perpetual Preferred Stock, all of which is issued and outstanding as of the date of this Plan of Merger; and (5) 2,000 shares are designated Series E Perpetual Preferred Stock, all of which is issued and outstanding as of the date of this Plan of Merger. The 1,000,000 shares of Series C Preferred Stock are reserved for issuance upon exercising of Series C Preferred Stock Purchase Rights (the "Old Kent Rights") governed by a Rights Agreement, dated as of January 20, 1997, as amended, between Old Kent and Old Kent Bank (the "Old Kent Rights Agreement").

          3.4.2          No Other Capital Stock. As of the date of the Plan of Merger: (a) there is no security or class of securities issued and outstanding that represents or is convertible into capital stock of Old Kent, and (b) there is no outstanding subscription, option, warrant, or right to acquire any capital stock of Old Kent, or agreement to which Old Kent is a party or by which it is bound to issue capital stock; except (i) as described in, or as contemplated by, this Plan of Merger; (ii) Series D Perpetual Preferred Stock (which is convertible into Old Kent Common Stock); (iii) the Old Kent Rights (which as of the date of this Plan of Merger were represented by and transferable only with shares of Old Kent Common Stock); (iv) stock options awarded pursuant to stock option plans for directors, officers, or employees of Old Kent or its affiliates; (v) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase and other benefit plans; (vi) shares of Old Kent Common Stock issuable under agreements entered into in connection with mergers or acquisitions of direct or indirect subsidiaries or assets in transactions approved by the Old Kent board of directors or a committee of such board; and (vii) shares of Old Kent Common Stock issuable under OK Invest Direct and employee stock purchase plans.

          3.4.3          Voting Rights. Neither Old Kent nor any of its subsidiaries (other than MergerSub) has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

          3.4.4          Classes and Shares -- MergerSub. The authorized capital stock of MergerSub consists of 60,000 shares of common stock, of which, as of the execution of this Plan of Merger, a total of 1,000 shares were validly issued and outstanding.

          3.5          Old Kent Common Stock. The shares of Old Kent Common Stock to be issued in the Merger in accordance with this Plan of Merger have been duly authorized and reserved and, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

          3.6          Financial Statements.

          3.6.1          Financial Statements. The consolidated financial statements of Old Kent and its subsidiaries as of and for each of the three years ended December 31, 1999, 1998, and 1997, as reported on by Old Kent's independent accountants, and the unaudited consolidated financial statements of Old Kent and its subsidiaries as of and for the quarter ended March 31, 2000, including all schedules and notes relating to such statements (collectively, "Old Kent's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Old Kent and its subsidiaries as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Old Kent as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted

United States accounting principles ("GAAP") consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Old Kent) and the absence of notes (that, if presented, would not differ materially from those included in Old Kent's Financial Statements).

3.6.2          Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

          (a)          The consolidated reports of condition and income of Old Kent Bank (including any amendments) as of and for each of the years ended December 31, 1997, 1998, and 1999, and the quarter ended March 31, 2000, as filed with the Federal Deposit Insurance Corporation ("FDIC"); and

          (b)          The FR Y-9 and FR Y-6 (including amendments) for Old Kent as of and for each of the years ended December 31, 1997, 1998, and 1999, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Closing by Old Kent and/or Old Kent Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

          3.7          Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Old Kent's Financial Statements as of December 31, 1999, as of such date, neither Old Kent nor any of its subsidiaries had liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) as to which there is a reasonable probability that they could have a Material Adverse Effect on Old Kent.

          3.8          Absence of Material Adverse Change. Since December 31, 1999, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Old Kent and its subsidiaries that had or in the future is reasonably likely to have a Material Adverse Effect on Old Kent, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that is reasonably likely to have a Material Adverse Effect on Old Kent, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

          3.9          Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to Old Kent's knowledge, threatened by any person, including without limitation any governmental or regulatory agency, against Old Kent or any of its subsidiaries, or the assets or business of Old Kent or any of its subsidiaries, any of which has had or is reasonably likely to have a Material Adverse Effect on Old Kent.

          3.10          Regulatory Filings. In the last two years:

          3.10.1          SEC Filings. Old Kent has filed, and will in the future continue to file, in a timely manner all required filings with the Securities and Exchange Commission (the " SEC"), including all reports on Form 10-K and Form 10-Q;

          3.10.2          Regulatory Filings. Old Kent has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

          3.10.3          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.11          Registration Statement, Etc.

          3.11.1          Transaction Documents. The term "Transaction Documents" shall collectively mean: (i) the registration statement to be filed by Old Kent with the SEC (the " Registration Statement") in connection with the Old Kent Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the "Prospectus and Proxy Statement") to be mailed to Home shareholders in connection with the Shareholders' Meeting (defined below); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Michigan Office of Financial and Insurance Services, the Office of Thrift Supervision, the states of Michigan or Indiana, or any other regulatory agency in connection with the Merger.

          3.11.2          Accurate Information. The information to be supplied by Old Kent for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholders' Meeting.

          3.11.3          Compliance of Filings. All Transaction Documents that Old Kent is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

          3.12          Tax Treatment. Old Kent has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Article IV - Home's Representations and Warranties

          Home represents and warrants to Old Kent and MergerSub that, except as otherwise set forth in the disclosure statement previously furnished to Old Kent by Home (the "Home Disclosure Statement"):

          4.1          Authorization, No Conflicts, Etc.

          4.1.1          Authorization of Agreement. Home has the requisite corporate power and authority to execute and deliver this Plan of Merger and, subject to adoption by Home's shareholders, to consummate the Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the board of directors of Home and no other corporate proceedings on the part of Home are necessary to authorize this Plan of Merger or to consummate the Merger, subject only to approval by the shareholders of Home. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Home and is enforceable against Home in accordance with its terms.

          4.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Home, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) the articles of incorporation, charter, bylaws, or similar organizational documents of Home or Home's wholly owned subsidiary, Home Loan Bank, F.S.B. ("Home Bank "); or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Home or Home Bank, assuming the timely receipt of each of the approvals referred to in Section (Required Approvals). The board of directors of Home (including at least three "Continuing Directors," as defined in Home's articles of incorporation) has approved the transactions contemplated by this Plan of Merger and the Option Agreement such that provisions of Article XII of Home's articles of incorporation and Chapters 42 and 43 of the Indiana Act will not apply to this Plan of Merger or the Option Agreement or any of the transactions contemplated hereby or thereby.

          4.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Home, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which Home or Home Bank is a party or subject, or by which it is bound or affected.

          4.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Home other than in connection or compliance with the provisions of the Michigan Act and Indiana Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, Home Owners Loan Act of 1933, as amended ("HOLA "), the FDIA, and the Michigan Banking Code.

          4.2          Organization and Good Standing. Home is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. Home possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Home is a unitary thrift holding company duly registered as such with Office of Thrift Supervision of the United States Department of the Treasury ("OTS ") under the HOLA. Home is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure would not have a Material Adverse Effect on Home.

          4.3          Subsidiary. The only direct or indirect subsidiary of Home is Home Bank.

          4.3.1          Ownership. Except with respect to Home Bank, Home does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other entity engaged in an active trade or business or that holds any significant assets. Home owns all of the issued and outstanding shares of capital stock of Home Bank, free and clear of any claim, security interest, pledge, or lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock of Home Bank.

          4.3.2          Qualification and Power. Home Bank is duly organized, validly existing, and in good standing as a federal savings bank under the laws of the United States of America. Home Bank was converted from a mutual to a stock form of organization in accordance with the HOLA and all applicable OTS regulations. Home Bank is qualified or admitted to conduct business in Indiana and in each other state where such qualification or admission is required except that state or those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on Home. Home Bank has full corporate power and authority to carry on its business as and where now being conducted.

          4.3.3          Deposit Insurance; Other Assessments. Home Bank maintains in full force and effect deposit insurance through the Savings Association Insurance Fund of the FDIC. Home Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. Home Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

          4.4          Capital Stock.

          4.4.1          Classes and Shares. The authorized capital stock of Home consists of 15,000,000 shares divided into two classes as follows: (a) 10,000,000 shares of common stock, without par value, of which, as of the date of this Plan of Merger, a total of 1,971,124 shares were validly issued and outstanding, 1,407,744 shares were held as treasury shares, and 88,756 shares were reserved for issuance under the Option Plan, all of which were subject to outstanding options as of the date of this Plan of Merger; and (b) 5,000,000 shares of preferred stock, without par value, none of which were issued and outstanding.

          4.4.2          No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of Home, except for the Option Agreement. There is no outstanding subscription, option, warrant, or right to acquire any capital stock of Home, or any agreement to which Home is a party or by which it is or may be bound to issue capital stock, except for the Option Agreement and the Permitted Issuances.

          4.4.3          Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Home Common Stock is not subject to change before the Effective Time, except for Permitted Issuances and issuances under the Option Agreement.

          4.4.4          Voting Rights. Other than the shares of Home Common Stock described in this Section, neither Home nor Home Bank has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

          4.4.5          Appraisal Rights. No shareholder of Home will be entitled to appraisal rights pursuant to Chapter 44 of Indiana Act as a result of the consummation of the Merger.

          4.5          Financial Statements.

          4.5.1          Financial Statements. The consolidated financial statements of Home as of and for the each of three years ended September 30, 1999, 1998, and 1997, as reported on by Home's independent accountants, and the unaudited consolidated financial statements of Home and Home Bank as of and for the quarters ended December 31, 1999 and March 31, 2000, including all schedules and notes relating to such statements, as previously delivered to Old Kent (collectively, "Home's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Home and Home Bank as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in stockholders' equity, and cash flows of Home as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Home) and the absence of notes (that, if presented, would not differ materially from those included in Home's Financial Statements).

No financial statements of any entity or enterprise other than Home Bank are required by GAAP to be included in the consolidated financial statements of Home.

          4.5.2          Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

          (a)          The consolidated reports of condition and income of Home Bank (including any amendments) as of and for each of the fiscal years ended September 30, 1999, 1998, and 1997, and as of and for the fiscal quarters ended December 31, 1999 and March 31, 2000, as filed with the OTS; and

          (b)          The Form H-(b)11 reports (including any amendments) for Home as of and for each of the fiscal years ended September 30, 1999, 1998, and 1997, as filed with the OTS.

All of such reports required to be filed prior to the Effective Time by Home and/or Home Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the "Call Reports."

          4.6          Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Home's Financial Statements as of September 30, 1999, and March 31, 2000, neither Home nor Home Bank had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, there was a reasonable possibility that it would have a Material Adverse Effect on Home .

          4.7          Absence of Material Adverse Change. Since September 30, 1999, except as disclosed in Home's Form 10-Q for the quarter ended March 31, 2000, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Home that had or in the future is reasonably likely to have a Material Adverse Effect on Home, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Home, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

          4.8          Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against Home or Home Bank, or the assets or business of Home or Home Bank, any of which is reasonably likely to have a Material Adverse Effect on Home. There is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

          4.9          No Indemnification Claims. To the knowledge of Home, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

          4.10          Conduct of Business. Each of Home and Home Bank has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined in Section (Environmental Laws)); except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Home. Without limiting and notwithstanding the foregoing, neither Home nor Home Bank, to Home's knowledge:

          4.10.1          Privacy. Has, or will, share nonpublic personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations, or ordinances; and

          4.10.2          Lending Practices. Has engaged in, or will engage in, lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00).

          4.11          Contracts. There is no existing default by Home or Home Bank or, to the knowledge of Home, any other party under any contract or agreement by which Home or Home Bank is bound, the result of which is reasonably likely to have a Material Adverse Effect on Home. Excepting any ordinary and customary banking relationships, there is no material agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument of which Home has knowledge that another party is in material default under its obligations to Home or Home Bank. Neither Home nor Home Bank is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require Home or Home Bank to make payments or make expenditures in excess of $50,000 per year or that would require any payment to another party upon termination in excess of $50,000.

          4.12          Regulatory Filings. In the last three years:

          4.12.1          SEC Filings. Home has filed, and in the future will continue to file, in a timely manner all required filings with the SEC, including all reports on Form 10-K, Form  10-Q and Form 8-K;

          4.12.2          Regulatory Filings. Each of Home and Home Bank has filed in a timely manner all other filings with other regulatory bodies for which filings are required; and

          4.12.3          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

4.13          Registration Statement, Etc.

          4.13.1          Accurate Information. The information to be supplied by Home for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholders' Meeting.

          4.13.2          Compliance of Filings. All documents that Home or Home Bank is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

          4.14          Agreements With Bank Regulators. Neither Home nor Home Bank is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Home nor Home Bank been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Home nor Home Bank is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, Home knows of no reason why the regulatory approvals referred to in Sections and (Required Approvals) cannot be obtained or why the process would be materially impeded.

          4.15          Tax Matters.

          4.15.1          Taxes Defined. "Taxes" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or other governmental fees, charges, or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect to any tax or governmental fee or charge, together with any penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, taxes with respect to income, profits, gross receipts, value added, ad valorem, employment, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.

          4.15.2          Tax Returns. Home and Home Bank have each duly and timely filed or delivered, and if necessary amended, all material tax returns, information returns, estimates, declarations, reports, statements and other filings that are required by law, regulation, rule, or ordinance (collectively, "Tax Returns"). Each such Tax Return, as amended, is correct, complete and complies in all material respects with all applicable laws, regulations, rules, and ordinances. Home and Home Bank have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

          4.15.3          Tax Assessments and Payments. All material Taxes due and payable by Home and Home Bank have been paid or deposited in full as and when due, including applicable extension periods. Each of Home and Home Bank has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on Home's Financial Statements as of September 30, 1999, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through September 30, 1999. There is no lien on any of Home's or Home Bank's assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.

          4.15.4          Tax Audits. None of the Tax Returns of Home and Home Bank filed for any tax year after 1989 have been audited by the Internal Revenue Service (the "IRS") or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning the accuracy of tax or information returns or the assessment or collection of Taxes pending or, to Home's knowledge, threatened with respect to Home or Home Bank. No claim concerning the calculation, assessment or collection of taxes has been asserted with respect to Home or Home Bank except for any claim that has been fully resolved and the costs of such resolution reflected in Home's Financial Statements. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Home or Home Bank.

          4.15.5          Tax Accounting. Neither Home nor Home Bank have been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code by reason of a voluntary change in accounting method initiated by Home or Home Bank and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither Home nor Home Bank has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.

          4.15.6          Excess Parachute Payments. No compensation that could be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by Home, Home Bank, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code).

          4.15.7          Bad Debt Deductions. Home has taken no action or permitted no inaction that causes it to incur any federal income liability for its bad debt deductions taken prior to October 1, 1988.

          4.16          Title to Properties. Home and Home Bank have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in Home's Financial Statements as of September 30, 1999, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

          4.16.1          Reflected on Balance Sheet. As reflected on Home's Financial Statements as of March 31, 2000;

          4.16.2          Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of Home and that would not have a Material Adverse Effect on Home; and

          4.16.3          Immaterial Imperfections. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

          4.16.4          Public Easements; Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

          4.17          Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by Home or Home Bank, including other real estate owned (" Home's Real Property") and also with respect to each parcel of real property leased by Home or Home Bank ("Home's Leased Real Property "), to its knowledge:

          4.17.1          No Encroachments. Except for encroachments that have been insured over by a title insurance policy, no building or improvement to Home's Real Property or Home's Leased Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on Home's Real Property or Home's Leased Real Property or on any easement benefitting Home's Real Property or Home's Leased Real Property. None of the boundaries of Home's Real Property or Home's Leased Real Property deviates substantially from those shown on the survey of such property, if any, included with the Home Disclosure Statement or from what the boundaries appear to be through visual inspection. No claim of encroachment has been asserted by any person with respect to any of Home's Real Property or Home's Leased Real Property.

          4.17.2          Zoning. Neither Home, Home Bank, Home's Real Property, nor Home's Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement.

          4.17.3          Buildings. All buildings and improvements to Home's Real Property and Home's Leased Real Property are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

          4.17.4          No Condemnation. None of Home's Real Property or Home's Leased Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire Home's Real Property or Home's Leased Real Property for any governmental purpose.

          4.17.5          Litigation. There are no claims, litigation, proceedings, or disputes pending or threatened against or relating to Home's Real Property or Home's Leased Real Property.

          4.17.6          Agreements. There are no agreements, contracts, or leases, written or oral, that affect Home's Real Property or Home's Leased Real Property.

          4.17.7          Assessments. There is no pending or proposed special assessment affecting or which may affect Home's Real Property or Home's Leased Real Property.

          4.18          Real and Personal Property Leases. With respect to each lease and license pursuant to which Home or Home Bank, as lessee or licensee, has possession of real or personal property, excluding any personal property lease with payments of less than $25,000 per year ("Home's Leases"):

          4.18.1          Valid. Each of Home's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms.

          4.18.2          No Default. There is no existing default under any of Home's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Home, Home Bank, or, to the knowledge of Home, any other party to the contract, which default could have a Material Adverse Effect on Home.

          4.18.3          Assignment. None of Home's Leases contain a prohibition against assignment by Home or Home Bank, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Old Kent or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable to Home or Home Bank prior to the Effective Time.

          4.18.4          Disputes. To the knowledge of Home, there are no disputes concerning the interpretation of any term, condition, or provision of any of Home's Leases.

          4.19          Required Licenses, Permits, Etc. Home and Home Bank hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, the lack of which could have a Material Adverse Effect on Home.

          4.20          Material Contracts and Change of Control. All data processing contracts of Home or Home Bank are cancelable by Home or Home Bank on or before the Effective Time without cost, penalty, or further obligation. There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur, or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or the change of control, or merger of Home or Home Bank or the liquidation of Home upon consummation of the Merger where (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by Home or Home Bank (or Old Kent or any of its subsidiaries as their successors) or have a Material Adverse Effect on Home. The execution and delivery of this Plan of Merger by Home will not subject Old Kent or its subsidiaries to liability for tortious interference with contractual rights.

          4.21          Certain Employment Matters.

          4.21.1          Employment Policies, Programs, and Procedures. The policies, programs, and practices of Home and Home Bank relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.

          4.21.2          Record of Payments. There is no existing or outstanding material obligation of Home or Home Bank, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment (as defined in Section (Employment-Related Payments)) to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Home and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

          4.21.3          Employment-Related Payments. For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

          4.21.4          Employment Claims. There is no dispute, claim, or charge, pending or, to Home's knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of Home, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to Home or Home Bank of more than $25,000.

          4.21.5          Employment Related Agreements. There is no written or oral, express or implied:

          (a)          Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of Home or Home Bank that is not terminable by Home or Home Bank upon 60 days' or less notice without penalty or obligation;

          (b)          Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or

          (c)          Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee or former employee.

          4.22          Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "Employee Benefit Plan"), maintained by or for the benefit of Home or Home Bank or their predecessors or to which Home or Home Bank or their predecessors has made payments or contributions on behalf of its employees:

          4.22.1          ERISA Compliance. Home, Home Bank, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

          4.22.2          Internal Revenue Code Compliance. Home, Home Bank, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.

          4.22.3          Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

          4.22.4          Plan Termination. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

          4.22.5          Multiemployer Plan. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

          4.22.6          Defined Benefit Plan. Except for the plan maintained by Home under the Financial Institutions Retirement Plan (the "Home Pension Plan "), no Employee Benefit Plan in effect as of the date of this Plan of Merger is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

          4.22.7          Payment of Contributions. Home has made when due all contributions required under each Employee Benefit Plan and under applicable laws and regulations.

          4.22.8          Payment of Benefits. There is no payment that has become due from any Employee Benefit Plan, any trust created thereunder, or from Home or Home Bank that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

          4.22.9          Accumulated Funding Deficiency. No Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

          4.22.10          Funding. Neither Home nor Home Bank owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

          4.22.11          No Liability. If the Home Pension Plan and related trust was terminated on the date of the latest actuarial valuation, neither Home nor Home Bank would have any liability for further contributions or other payments with respect thereto (whether direct liability to the plan, the trust, the participants and beneficiaries of the Employee Benefit Plan, or liability to the PBGC) and there has been no amendment of any such plan or other occurrence subsequent to the date of the latest actuarial valuation that could result in any such liability.

          4.22.12          Condition of Plan. With respect to the Home Pension Plan, there has been no amendment of such Plan or other occurrence subsequent to the date of the latest actuarial reports prepared with respect to such plan that has materially changed the financial and/or funding condition of the plan.

          4.22.13          Filing of Reports. Each of Home and Home Bank has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

          4.23          Environmental Matters.

          4.23.1          Hazardous Substances. For purposes of this Plan of Merger, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. ("CERCLA"), and also includes any substance regulated by or subject to any Environmental Law (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

          4.23.2          Environmental Laws. For purposes of this Plan of Merger, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, permits, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

          4.23.3          Owned or Operated Property. With respect to: (i) the real estate owned or leased by Home or Home Bank or used in the conduct of their businesses; and (ii) any other real estate owned by Home Bank (collectively referred to as "Premises"):

          (a)          Construction and Content. To the knowledge of Home, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance. Without limiting the generality of this Section, to the knowledge of Home, the Premises are free of asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws and all workplace safety and health laws and regulations.

          (b)          Uses of Premises. To the knowledge of Home, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage in compliance with Environmental Laws and in quantities and products normally associated with office use, maintenance, and cleaning.

          (c)          Underground Storage Tanks. The Premises do not contain, and to the knowledge of Home, have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Home Disclosure Statement as an exception to the foregoing, to the knowledge of Home, each such underground storage tank presently or previously located on Premises is or has been maintained, removed, or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been fully remediated.

          (d)          Absence of Contamination. To the knowledge of Home, the Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.

          (e)          Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving Home or Home Bank that is pending, previously asserted or, to Home's knowledge, threatened under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To its knowledge, there is no basis for any of the foregoing.

          4.23.4          Trust Properties; Former Properties. With respect to (i) real estate held and administered in trust by Home Bank and (ii) any real estate formerly owned or leased by Home or Home Bank, Home makes the same representations as set forth in the preceding Section (Owned or Operated Property) to the knowledge of its executive officers, including its senior trust officer.

          4.23.5          Loan Portfolio. With respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, each of Home and Home Bank has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Home Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of a Hazardous Substance has occurred at or from such property.

          4.24          Duties as Fiduciary. To the knowledge of Home, Home Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. Home Bank has not received notice of any claim, allegation, or complaint from any person that Home Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Home's Financial Statements.

          4.25          Investment Bankers and Brokers. Home has employed Austin Financial Services Incorporated ("Austin"), in connection with the Merger. Home, Home Bank, and their respective affiliates, directors, officers, attorneys, and agents (collectively, "Home's Representatives") have not employed, engaged, or consulted with any broker, finder, or investment banker other than Austin in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Home to Austin in connection with the Merger, as described in the Home Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by Home or Home Bank to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between Home and Austin are included in the Home Disclosure Statement.

          4.26          Fairness Opinion. Home's board of directors has received the written opinion of Austin, in its capacity as Home's financial advisor, substantially to the effect that the consideration to be received by the holders of the Home Common Stock in the Merger is fair to the holders of Home Common Stock from a financial point of view. A true and complete copy of the fairness opinion has been provided to Old Kent.

          4.27          Home-Related Persons. For purposes of this Plan of Merger, the term "Home-Related Person" shall mean any director or executive officer of Home or Home Bank, their spouses and children, any person who is a member of the same household as such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

          4.27.1          Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Home or Home Bank, no Home-Related Person owns or controls any assets or properties that are used in the business of Home or Home Bank.

          4.27.2          Contractual Relationships. Other than ordinary and customary banking relationships, no Home-Related Person has any contractual relationship with Home or Home Bank.

          4.27.3          Loan Relationships. No Home-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Home or Home Bank in a principal amount of $60,000 or more.

          4.28          Change in Business Relationships. No director or executive officer of Home has knowledge, after reasonable inquiry, whether on account of the Merger or otherwise, that: (a) any customer, agent, representative, supplier of Home or Home Bank, or other person with whom Home or Home Bank has a contractual relationship, intends to discontinue, diminish, or change its relationship with Home or Home Bank, the effect of which could have a Material Adverse Effect on Home; or (b) any executive officer of Home or Home Bank currently plans to terminate his or her employment.

          4.29          Insurance. Home and Home Bank maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering Home's or Home Bank's assets, properties, premises, operations, or personnel. Home and Home Bank have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense and/or indemnification may be available to Home or Home Bank.

          4.30          Books and Records. The books of account, minute books, stock record books, and other records of Home are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Home and Home Bank contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 1990, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 1995, have been made available for Old Kent's review prior to the date of this Plan of Merger without material omission or redaction.

          4.31          Loan Guarantees. All guarantees of indebtedness owed to Home or Home Bank, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable.

          4.32          Events Since September 30, 1999. Except as disclosed in Home's Form 10-Q for the quarter ended March 31, 2000, neither Home nor Home Bank has, since September 30, 1999:

          4.32.1          Business in Ordinary Course. Other than as contemplated by this Plan of Merger, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability that does not exceed $50,000 or for the aggregate of any group of related liabilities that do not exceed $100,000.

          4.32.2          Strikes or Labor Trouble. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on Home.

          4.32.3          Discharge of Obligations. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on Home's Financial Statements as of September 30, 1999, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability, or obligation that does not exceed $50,000 or for the aggregate of any group of related liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $100,000.

          4.32.4          Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge, and encumbrance for indebtedness that does not exceed $50,000 or for the aggregate of any group of mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $100,000.

          4.32.5          Contract Amendment or Termination. Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties, or operations of Home, except as may be expressly provided in this Plan of Merger.

          4.33          Allowance for Loan Losses. The allowance for loan losses as reflected in Home's Financial Statements and Call Reports for the fiscal year ended September 30, 1999, and the fiscal quarter ended March 31, 2000, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

          4.34          Loan Origination and Servicing. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Home Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on Home.

          4.35          Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Home to Home's shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.36          No Insider Trading. Home has reviewed its stock transfer records since June 30, 1998, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, Home has not, and to Home's knowledge (a) no director or officer of Home, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Home Common Stock or other securities issued by Home during any period when Home was in possession of material nonpublic information or in violation of any applicable provision of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          4.37          Joint Ventures; Strategic Alliances. Neither Home nor Home Bank is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

          4.38          Policies and Procedures. Home and Home Bank have complied in all material respects with the policies and procedures as formally adopted and disclosed to Old Kent as applicable to the periods when those policies and procedures were in effect.

          4.39          Tax Treatment. Home has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

          4.40          True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by Home in connection with this Plan of Merger, including the Home Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V - Covenants Pending Closing

          Subject to the terms and conditions of this Plan of Merger, Home, Old Kent and MergerSub further agree that:

          5.1          Disclosure Statements; Additional Information.

          5.1.1          Form and Content. The Old Kent Disclosure Statement and the Home Disclosure Statement have been prepared substantially in the form contained in Exhibit B. Each shall contain appropriate references and cross-references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan of Merger. Old Kent and Home have each prepared and delivered two complete copies of its Disclosure Statement to the other party.

          5.1.2          Update. Not less than the six Business Days prior to the Closing, each of Old Kent and Home shall deliver to the other an update to its Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

          5.1.3          Certification. Each of Old Kent's and Home's Disclosure Statement and its update shall be certified on its behalf by appropriate executive officers (which in the case of Home shall be its chief executive officer and chief financial officer) that such Disclosure Statement contains no untrue statement of a material fact, or fails to omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

          5.1.4          Home's Schedule of Additional Information. Home shall prepare and, within 30 days after the date of this Plan of Merger, deliver to Old Kent two copies of the Schedule of Additional Information attached as Exhibit C. The Schedule of Additional Information shall contain the information described in Exhibit C with appropriate references and cross-references with respect to each of the disclosures and appropriate identifying marking with respect to each of the documents. The Schedule of Additional Information shall include true, correct and complete copies of each and every document specified in Exhibit C.

          5.2          Changes Affecting Representations. While this Plan of Merger is in effect, if either Old Kent or Home becomes aware of any facts or of the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Home Disclosure Statement or the Old Kent Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

          5.3          Home's Conduct of Business Pending the Effective Time. Home agrees that, until the Effective Time, except as consented to in writing by Old Kent or as otherwise provided in this Plan of Merger, Home shall, and it shall cause Home Bank to:

          5.3.1          Ordinary Course. Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger, and not make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.

          5.3.2          No Inconsistent Actions. Take no action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Home in this Plan of Merger, and take no action that would cause Home's representations and warranties to become untrue in any material respect except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction or this Plan of Merger.

          5.3.3          Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Old Kent has been notified of such contest.

          5.3.4          No Amendments. Make no change in its articles of incorporation or its bylaws except as contemplated by this Plan of Merger.

          5.3.5          Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.

          5.3.6          No Change in Stock. Except as contemplated by this Plan of Merger or the Option Agreement: (a) make no change in the number of shares of its capital stock issued and outstanding other than Permitted Issuances; (b) grant no warrant, option, or commitment relating to its capital stock; (c) enter into no agreement relating to its capital stock; (d) issue no securities convertible into its capital stock; and (e) repurchase any shares of Home's stock other than the surrender of Home Common Stock upon the exercise of an Unexercised Option.

          5.3.7          Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted.

          5.3.8          Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

          5.3.9          Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

          5.3.10          Charge-Offs. Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior practices of Home and Home Bank and applicable industry, regulatory, and accounting standards.

          5.3.11          Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

          5.3.12          New Directors or Executive Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors, (b) elect or appoint any person to an executive office, or (c) hire any person to perform the services of an executive officer.

          5.3.13          Compensation and Fringe Benefits. Take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group without Old Kent's prior written consent, except that Home may pay or agree to pay for periods ending on or before the date of the Effective Time, previously planned or scheduled salary increases, consistent with past practices, that have been disclosed in Schedule 5.3.13 of the Home Disclosure Statement (excluding any update thereof).

          5.3.14          Benefit Plans. Take no action to introduce, change, or agree to introduce or change, any Employee Benefit Plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger; make no contribution to any employee pension benefit plan other than employer contributions to the (i) Home Employee Stock Ownership Plan (the "ESOP ") and the Home 401(k) Plan that are consistent in timing and amounts with the contributions made for 1999 and 1998 and (ii) Home Pension Plan except to the extent required by minimum funding standards.

          5.3.15          New Employment Agreements. Take no action to enter into any employment agreement that is not terminable by Home or Home Bank, as the case may be, without cost or penalty upon 60 days' or less notice.

          5.3.16          Borrowing. Take no action to borrow money except in the ordinary course of business.

          5.3.17          Mortgaging Assets. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except dealing with financial assets in the ordinary course of business, and except for property or assets, or any group of related properties or assets, that have a fair market value of less than $100,000.

          5.3.18          Notice of Actions. Notify Old Kent of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (a) Home or Home Bank; (b) their respective directors, officers, or employees in their capacities as such; (c) Home's or Home Bank's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger.

          5.3.19          Cooperation. Take such reasonable actions as may be necessary to consummate the Merger and the Bank Integration (as defined below).

          5.3.20          Charitable Contributions. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that in the aggregate will have a fair market value not greater than $25,000.

          5.3.21          Large Expenditures. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to Home, except pursuant to prior commitments or plans made by Home that are disclosed in the Home Disclosure Statement.

          5.3.22          New Service Arrangements. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Home or Home Bank that is not terminable by Home without penalty upon 60 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $50,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger.

          5.3.23          Capital Improvements. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by Home or Home Bank that are disclosed in the Home Disclosure Statement.

          5.3.24          Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other non public information concerning customers or other consumers to any person not employed by Home or Home Bank in connection with their employment.

          5.4          Approval of Plan of Merger by Home Shareholders. Home, acting through its board of directors, shall, in accordance with the Indiana Act and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene, and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a shareholders meeting for the purpose of adopting this Plan of Merger (the "Shareholders' Meeting").

          5.4.1          Board Recommendation. Except while a "Fiduciary Event" (as defined below) has occurred and continues, at the Shareholders' Meeting and in any proxy materials used in connection with the meeting, the board of directors of Home shall recommend that its shareholders vote for approval of this Plan of Merger.

          5.4.2          Solicitation of Proxies. Except while a Fiduciary Event has occurred and continues:

          (a)          Home shall use its best efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shareholders' Meeting.

          (b)          Home shall use its best efforts to secure the vote of shareholders required by the Indiana Act and Home's articles of incorporation and bylaws to approve this Plan of Merger.

          5.4.3          Fiduciary Event. A "Fiduciary Event" shall have occurred when the board of directors of Home has (a) received in writing a "Superior Proposal" (defined below) that is then pending, (b) determined in good faith (based on the advice of legal counsel) that its fiduciary duties to Home's shareholders under applicable law would require the board of directors to so withdraw, modify, or change its recommendation, and (c) determined to accept and recommend the Superior Proposal to the shareholders of Home.

          5.4.4          Superior Proposal. A "Superior Proposal" means any bona fide unsolicited Proposal (as defined in Section (Communication of Other Proposals)) made by a third party on terms that the board of directors of Home determines in its good faith judgment, based upon the written advice of Austin or another financial advisor of nationally recognized reputation, to be materially more favorable to Home's shareholders than this Plan of Merger from a financial point of view.

          5.4.5          Notice. Home shall notify Old Kent at least ten Business Days prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to its shareholders for adoption of this Plan of Merger.

          5.5          Regular Dividends. Home shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of the capital stock; other than regular quarterly cash dividends in an amount not to exceed, in the aggregate, the lesser of (i) two times Home's net income in the immediately preceding quarter and (ii) $.10 per share per quarter. Such dividends shall be paid on the regular historical payment dates. Old Kent and Home agree that they will cooperate to assure that the then-former shareholders of Home shall not receive two dividends, or fail to receive one dividend (if otherwise permitted by this Section), for any calendar quarter with respect to their Home Common Stock and/or Old Kent Common Stock that any such holder receives in exchange for its Home Common Stock.

          5.6          Technology-Related Contracts. Home shall advise Old Kent of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing or servicing agreements with independent vendors ("Technology-Related Contracts") that will occur between the date of this Plan of Merger and the date of the Effective Time. Home's material Technology-Related Contracts are contained in the Home Disclosure Statement. Notwithstanding any other provision of this Section, Home shall not be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to these Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

          5.6.1          Contract Notices. Home shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology-Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time. Such notices may be conditioned upon the consummation of the Merger.

          5.6.2          Extensions and Renewals. Home shall cooperate with Old Kent in negotiating with each vendor the length of any new, extension, or renewal term of these Technology-Related Contracts in those cases where such extension or term extends beyond the Effective Time.

          5.6.3          New Agreements. Neither Home nor Home Bank shall enter into any new Technology-Related Contract, except with Old Kent's consent (which consent shall not be unreasonably withheld or delayed if such agreement is necessary for Home or Home Bank to conduct business in the ordinary course through the Effective Time).

          5.7          Affiliates -- Compliance with Securities Rules. Home shall use its best efforts to cause each director, executive officer, and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of Home as of the date of this Plan of Merger and anytime thereafter to deliver to Old Kent, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Shareholders' Meeting, a written agreement, in the form of Exhibit D (the "Home Affiliate Agreements"). Home shall provide a list of such affiliates within seven days of the date of this Plan of Merger and shall update such list when and as changes occur.

          5.8          Indemnification and Insurance.

          5.8.1          Indemnification. Old Kent shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the directors and officers of Home and Home Bank under their articles of incorporation, charter, or bylaws included in the Disclosure Schedule which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time.

          5.8.2          Insurance. Old Kent shall use all commercially reasonable efforts to cause the persons serving as officers and directors of Home immediately prior to the Effective Time to be covered for a period of at least six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Home with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Old Kent may substitute, for Home's current coverage, (a) coverage under policies maintained by Old Kent that offer comparable or better coverage and amounts, and that contain terms and conditions that, considered in the aggregate, are not materially less advantageous than Home's current policy, and (b) an undertaking by Old Kent to maintain such coverage for the remaining period of the six year period provided for by this Section. In no event shall Old Kent be required to spend, directly or indirectly through Home or Home Bank, more than $250,000 in the aggregate (the "Insurance Amount") to either maintain or procure insurance coverage pursuant to this Plan of Merger. Coverage under Old Kent's policy shall not be considered "materially less advantageous" than Home's policy because of a higher deductible amount if Old Kent undertakes in writing to pay any difference in deductible amounts. If Old Kent does not advise Home in writing prior to the date of the Closing that it has procured such coverage and that it undertakes to procure and maintain coverage that offers comparable or better coverage and amounts, and that contains terms and conditions that, considered in the aggregate, are not materially less advantageous than Home's current policy for the remaining period of the six year period provided for by this Section without regard to the Insurance Amount, Home shall be permitted (after giving Old Kent three Business Days prior written notice and an additional two Business Day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount.

          5.9          Exclusive Commitment. Except as provided below, neither Home nor any of Home's Representatives, attorneys, investment bankers, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

          5.9.1          No Solicitation. Neither Home nor any of Home's Representatives, attorneys, investment bankers, or agents shall, directly or indirectly, invite, initiate, solicit, encourage, or, unless a Fiduciary Event has occurred and continues, negotiate with any other party, any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving Home or Home Bank other than the Merger (a "Business Combination").

          5.9.2          Communication of Other Proposals. Home shall cause written notice to be delivered to Old Kent promptly upon receipt of any solicitation, offer, proposal, or expression of interest (a "Proposal") concerning a Business Combination. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates. Within five Business Days after Home's receipt of a Proposal, Home shall give notice to Old Kent whether or not a Fiduciary Event has occurred and, if it has not occurred, Home's notice shall include a copy of Home's unequivocal rejection of the Proposal in the form actually delivered to the person from whom the Proposal was received. Thereafter, Home shall promptly notify Old Kent of any material changes in the terms, conditions, and status of any Proposal.

          5.9.3          Furnishing Information. Unless a Fiduciary Event has occurred and continues, neither Home nor any of Home's Representatives, investment bankers, or agents shall furnish any nonpublic information concerning Home to any person who is not affiliated or under contract with Home or Old Kent, except as required by applicable law or regulations. Prior to furnishing such information to any person who is not affiliated or under contract with Home or Old Kent, Home shall receive from such person an executed confidentiality agreement with terms no less favorable to Home than those contained in its confidentiality agreement with Old Kent and Home shall then provide only such information as has been furnished previously to Old Kent.

          5.9.4          Corporate Liability for Individual's Breach. For the purposes of this Section, any breach of this Section by an executive officer, director, attorney or financial advisor of Home in his or her individual capacity shall be deemed to be a breach by Home.

          5.10          Registration Statement. Old Kent shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Old Kent of the shares of Old Kent Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. Old Kent shall provide Home with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. Old Kent shall provide Home, upon request, with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Old Kent shall notify Home of any stop orders or threatened stop orders with respect to the Registration Statement. Home shall provide to Old Kent all necessary information pertaining to Home promptly upon request, and to use all reasonable efforts to obtain the cooperation of Home's independent accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement.

          5.11          Other Filings. Old Kent shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Old Kent shall provide Home with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Home may reasonably request. Old Kent shall provide Home with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

          5.12          Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Old Kent and Home will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

          5.13          Access and Investigation. For the purpose of permitting an examination of one party by the other's officers, attorneys, accountants, and representatives, each party shall:

          5.13.1          Access. Permit, and shall cause each of their respective subsidiaries to permit, full access to their respective properties, books, and records at reasonable times.

          5.13.2          Cooperation. Use reasonable efforts to cause its and each of their respective subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by the other party's officers, attorneys, accountants, and representatives.

          5.13.3          Information. Furnish to the other, upon reasonable request, any information respecting its and each of its subsidiaries' properties, assets, business, and affairs.

          5.13.4          Consents. Each of Old Kent and Home acknowledges that certain information may not be disclosed by the other without the prior written consent of persons not affiliated with that party. If such information is requested, then the other party shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

          5.13.5          Return and Retention. In the event of termination of this Plan of Merger, Old Kent and Home each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all copies, notes, and summaries of such written materials. Old Kent and Home each agree to preserve intact all such materials that are returned to them and to make such materials reasonably available upon reasonable request or subpoena for a period of not less than six years from the termination of this Plan of Merger.

          5.14          Confidentiality. Except as provided below, Old Kent, MergerSub and Home each agree:

          5.14.1          Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

          5.14.2          No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

          5.14.3          Excepted Information. The provisions of this Section shall not preclude Old Kent or Home, or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

          5.14.4          Prohibit Insider Trading. Old Kent and Home shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, Home's stock until such information is properly disclosed to the public.

          5.15          Environmental Investigation. Old Kent shall be permitted to conduct an environmental assessment of each parcel included in the Premises and, at Old Kent's option, (a) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned by Home or Home Bank, and (b) any other real estate acquired by any of Home Bank in satisfaction of a debt previously contracted. As to each such property:

          5.15.1          Preliminary Environmental Assessments. Old Kent may, at its expense, engage an environmental consultant to conduct a preliminary ("Phase I") assessment of the property. Home and Home Home Bank shall provide reasonable assistance, including site access, a knowledgeable contact person, documentation relating to the real estate, and any prior environmental investigations or reports to Old Kent's consultant for purposes of conducting the Phase I assessments.

          5.15.2          Environmental Risks. If there are any facts or conditions identified in a Phase I assessment that Old Kent reasonably believes could pose a current or future risk of liability, interference with use, or diminution of value of the property, then Old Kent shall identify that risk to Home, identify the facts or conditions underlying that risk, and provide Home with a copy of the Phase I assessment for that property (an "Environmental Risk").

          5.15.3          Phase II and III Work. Old Kent may obtain one or more estimates of the proposed scope of work and cost of any further environmental investigation, remediation, or other follow-up work it reasonably considers necessary or appropriate to assess and, if necessary or appropriate, remediate an Environmental Risk ("Phase II and III Work"). Old Kent shall provide copies of those estimates to Home. The fees and expenses of any Phase II and III Work shall be allocated as agreed. Old Kent and Home shall cooperate in the review, approval, and implementation of all work plans for Phase II and III Work. All work plans for Phase II and III Work shall be mutually satisfactory to Old Kent and Home. Mutually agreed upon Phase II and III Work shall be undertaken and completed as quickly as possible and shall be completed prior to the Closing. If the proposed work plans or removal or remediation actions would entail a material cost to complete, Old Kent and Home shall discuss a mutually acceptable modification to this Plan of Merger.

          5.15.4          Old Kent's Termination Rights. If (a) Old Kent and Home are unable to agree upon the need for, or upon a course of action to complete, any Phase II and III Work, and/or a mutually acceptable modification to this Plan of Merger, and (b) Old Kent cannot be reasonably assured that the after-tax cost of the sum of (i) the actual cost of all investigative and remedial or other corrective actions or measures desired to be taken pursuant to Section (Phase II and III Work); (ii) the estimated cost of all investigative actions and remedial or other corrective actions or measures not undertaken but required by Environmental Laws, or necessary to avoid future exposure to material liability under Environmental Laws; and (iii) after taking in account the remediation that would be undertaken under clause (ii) immediately above, all diminutions of the value of such properties resulting from an environmental impairment or liability; in the aggregate will not exceed $1,000,000, then Old Kent may terminate this Plan of Merger as provided in Section (Environmental Risks).

          5.16          Termination of Employee Benefit Plans. Home shall terminate the ESOP, Home 401(k) Plan, and Home Pension Plan (collectively, the "Home Plans ") as of a date prior to the Effective Time, if requested by Old Kent to do so. Home shall provide Old Kent with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of Old Kent to complete the termination process of the Home Plans as soon as practicable after the Effective Time. Upon termination of the ESOP, the ESOP Trustee shall pay off the outstanding balance owed by the ESOP under the loan agreement dated as of March 29, 1995, between the ESOP and Home Bank (the "ESOP Loan Agreement "), and any assets left in the suspense account after repayment of the loan will be allocated among the participants of the ESOP in accordance with the terms of the plan in a manner consistent with the Internal Revenue Code. Upon receipt of a favorable IRS determination letters with respect to the terminations of the Home Plans (which termination applications shall be prepared by Old Kent and its counsel with the participation and cooperation of Home and its counsel), Old Kent shall offer, if reasonably feasible, the participants in the Home Plans the option to transfer or roll over their benefits into the Old Kent Thrift Plan.

          5.17          Implementation Agreements. Home shall use commercially reasonable efforts to obtain from its four most senior executives, prior to execution of this Plan of Merger and as soon as possible thereafter, executed implementation agreements relating to the existing employment agreement, in the form previously agreed to by Old Kent and Home, providing for a general release, which release shall only become effective upon consummation of the Merger at the Effective Time (the "Implementation Agreements ").

          5.18          Tax Treatment. During the term of this Plan of Merger, Old Kent, MergerSub, and Home each agree not to take any action that would prevent Old Kent from qualifying, or materially increase the risk of disqualifying, the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

          5.19          Post-Closing Asset Sale. If requested to do so by Old Kent, Home Bank shall sell certain mortgage-related assets and investments selected by Old Kent immediately prior to the Effective Time (the "Asset Sale "). The Asset Sale will be effected pursuant to terms and conditions determined by Old Kent. The Asset Sale shall only occur with the written consent of Old Kent and after the Closing is completed and the Certificates of Merger have been filed, and it shall become effective prior to the Effective Time or such later time as may be determined by Old Kent. To facilitate the Asset Sale, Home shall cause Home Bank to, with the assistance and full cooperation of Old Kent, take all other reasonable steps prior to the Effective Time to effect the Asset Sale; provided, that Home shall not, and not be required to, incur any material cost or take any irrevocable action prior to Closing in connection with its obligations under this Section.

          5.20          Bank Integration. Old Kent may, in its sole discretion, notify Home of Old Kent's election to consolidate Home Bank with Old Kent Bank, to transfer one or more branches of Home Bank (together with associated assets, liabilities and employees) to Old Kent Bank or another Old Kent affiliate, to transfer one or more branches of Old Kent Bank or another Old Kent affiliate (together with associated assets, liabilities and employees) to Home Bank (the "Bank Integration"),or to organize and acquire an "operating subsidiary" for permitted business activities after the Effective Time. If so elected, the Bank Integration will be effected in a manner determined by Old Kent Bank subject to the Michigan Banking Code of 1999, as amended (the "Michigan Banking Code"), and by other applicable laws, upon terms and conditions not inconsistent with this Plan of Merger, as determined by Old Kent. The Bank Integration shall only occur if the Merger is consummated, and it shall become effective immediately after the Effective Time or such later time as may be determined by Old Kent. To obtain the necessary regulatory approval for the Bank Integration to occur immediately after the Effective Time, Home and Home Bank shall approve, adopt, execute, and deliver such corporate reorganization agreements, file such regulatory notices or applications, and take all other reasonable steps requested by Old Kent prior to the Effective Time to effect the Bank Integration; provided, that Home shall not be required to incur any material cost or take any irrevocable action in connection with its obligations under this Section.

          5.21          Public Announcements. Old Kent, MergerSub, and Home shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger, except as may be otherwise required by law. Neither Old Kent, MergerSub, nor Home shall issue any news releases with respect to this Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.

          5.22          Approval by Home Shareholders of Amendment to Home's Articles of Incorporation. At the Shareholders' Meeting, Home shall propose and recommend that the shareholders of Home approve an amendment to Article 11 of Home's Articles of Incorporation as the first item of business at the Shareholders' Meeting. The proposed amendment shall repeal the existing Article 11 in its entirety and replace it with a provision that grants the board of directors of Home authority to retroactively exempt an acquisition of Home Common Stock or offer to acquire Home Common Stock from the provisions of Article 11 that are repealed by the proposed amendment. Home represents and warrants to Old Kent that at least two-thirds of the "Continuing Directors" (as defined in Section 11.02 of Home's Articles of Incorporation) have approved the proposed amendment prior to the time that the board of directors adopted this Plan of Merger. Home shall cooperate with Old Kent, including without limitation by obtaining advance signatures on a certificate of amendment to Home's Articles of Incorporation, so that the amendment may be filed with the appropriate public body or authority and become effective as soon as possible after the shareholders of Home have voted on the proposed amendment (including, if Old Kent determines it to be advisable, causing an adjournment of the Shareholders' Meeting for a period sufficient to permit the amendment to be filed with the appropriate public body or authority). Nothing in this Section shall be construed to indicate or suggest that the board of directors of Home believe that Old Kent, MergerSub, or any affiliates of Old Kent has taken any action that is or is deemed to be an "offer" within the meaning of Article 11 of Home's Articles of Incorporation.

Article VI - Conditions Precedent to Old Kent's Obligations

          All obligations of Old Kent and MergerSub under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Old Kent), prior to or at the Closing, of each of the following conditions:

          6.1          Renewal of Representations and Warranties, Etc.

          6.1.1          Representations and Warranties. The representations and warranties of Home contained in this Plan of Merger shall be true, correct and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Home Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Closing that were or will be true, correct and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect.

          6.1.2          Compliance with Agreements. Home shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Home prior to or at the Closing in all material respects.

          6.1.3          Certificates. Compliance with Sections (Representations and Warranties) and (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Home, dated as of the date of the Closing, certifying the foregoing in such detail as Old Kent may reasonably request.

          6.2          Opinion of Legal Counsel. Home shall have delivered to Old Kent an opinion of Thompson Hine & Flory LLP, counsel for Home, and local counsel, dated as of the date of the Closing and substantially in the form contained in Exhibit E, with only such changes as may be reasonably satisfactory to counsel for Old Kent.

          6.3          Required Regulatory Approvals. Old Kent shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by Home, Old Kent, and MergerSub of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority's imposition of non-standard conditions on approval that are not reasonably acceptable to Old Kent.

          6.4          Shareholder Approval. The shareholders of Home shall have approved this Plan of Merger.

          6.5          Order, Decree, Etc. Neither Old Kent, MergerSub, nor Home shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

          6.6          Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Home, Home Bank, or its or their respective directors and officers (in the capacity as such), properties, or businesses that there is a reasonable possibility that it will result in any liability that is reasonably likely to have a Material Adverse Effect on Home.

          6.7          Tax Matters. Old Kent shall have received a tax opinion from its counsel, reasonably satisfactory in form and substance to Old Kent, substantially to the effect that:

          6.7.1          Reorganization. The acquisition of substantially all of the assets of Home by Old Kent solely in exchange for Old Kent Common Stock and the assumption by Old Kent of liabilities of Home will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Old Kent and Home will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          6.7.2          Assets' Tax Basis. The basis of the Home assets in the hands of Old Kent will be the same as the basis of those assets in the hands of Home immediately prior to the Merger.

          6.7.3          No Gain or Loss. No gain or loss will be recognized by Old Kent on the constructive acquisition by Old Kent of substantially all of the assets of Home in exchange for Old Kent Common Stock and the assumption by Old Kent of the liabilities of Home.

          6.7.4          Holding Period. The holding period of the assets of Home in the hands of Old Kent will include the holding period during which such assets were held by Home.

The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Old Kent's counsel from Home and Home Bank.

          6.8          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

          6.9          Certificate as to Outstanding Shares. Old Kent shall have received one or more certificates dated as of the Closing date and signed by the secretary of Home on behalf of Home, and by the transfer agent for Home Common Stock, certifying (a) the total number of shares of capital stock of Home issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary's certification, the number of shares of Home

Common Stock, if any, that are issuable on or after that date, all in such form as Old Kent may reasonably request.

          6.10          Change of Control Waivers. Old Kent shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of Home upon consummation of the Merger under (a) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a Material Adverse Effect on Home; and (b) each contract identified in Exhibit F (collectively, the "Designated Contracts"); all in form and substance reasonably satisfactory to Old Kent.

          6.11          ESOP Loan Agreement. Home shall have obtained and delivered to Old Kent such consents, amendments, or supplemental agreements, all in form and substance reasonably satisfactory to Old Kent, necessary or advisable to confirm that neither the execution of this Plan of Merger nor consummation of the Merger will result in any default, penalty, or acceleration of indebtedness under the ESOP Loan Agreement or any related pledge agreement, security agreement, note, or other agreement.

          6.12          Director Resignations. Each director of Home shall have resigned from his or her position as such, effective as of the consummation of the Closing.

Article VII - Conditions Precedent to Home's Obligations

          All obligations of Home under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Home), prior to or at the Closing, of each of the following conditions:

          7.1          Renewal of Representations and Warranties, Etc.

          7.1.1          Representations and Warranties. The representations and warranties of Old Kent contained in this Plan of Merger shall be true, correct, and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Old Kent Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Effective Time that were or will be true, correct, and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete, individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect.

          7.1.2          Compliance with Agreements. Old Kent and MergerSub shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Old Kent and MergerSub prior to or at the Closing in all material respects.

          7.1.3          Certificates. Compliance with Sections (Representations and Warranties) and (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Old Kent and MergerSub, dated as of the date of the Closing, certifying the foregoing in such detail as Home may reasonably request.

          7.2          Opinion of Legal Counsel. Old Kent shall have delivered to Home an opinion of Warner Norcross & Judd LLP, counsel for Old Kent, dated as of the date of the Closing and substantially in the form contained in Exhibit G, with only such changes as may be reasonably satisfactory to counsel for Home.

          7.3          Required Regulatory Approvals. Home, Old Kent, and MergerSub shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by Home, Old Kent and MergerSub of their respective obligations under this Plan of Merger and the consummation of the Merger.

          7.4          Shareholder Approval. Home shall have received the requisite approval of the shareholders of Home of this Plan of Merger.

          7.5          Order, Decree, Etc. Neither Old Kent, MergerSub, nor Home shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

          7.6          Tax Matters. Home shall have received a tax opinion from Old Kent's counsel, reasonably satisfactory in form and substance to Home, substantially to the effect that:

          7.6.1          Reorganization. The acquisition of substantially all of the assets of Home by Old Kent solely in exchange for Old Kent Common Stock and the assumption by Old Kent of liabilities of Home will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Old Kent and Home will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          7.6.2          No Gain or Loss. No gain or loss will be recognized by the shareholders of Home upon the receipt of Old Kent Common Stock in exchange for all of their shares of Home Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

          7.6.3          Stock Tax Basis. The basis of the Old Kent Common Stock to be received by shareholders of Home will, in each instance, be the same as the basis of the respective shares of Home Common Stock surrendered in exchange therefor.

          7.6.4          Holding Period. The holding period of the Old Kent Common Stock received by shareholders of Home will, in each instance, include the period during which the Home Common Stock surrendered in exchange therefor was held, provided, that the Home

Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of Home at the Effective Time.

The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Old Kent's counsel from Old Kent and its subsidiaries.

          7.7          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

          7.8          Fairness Opinion. Home shall have received an opinion from Austin reasonably acceptable to Old Kent, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to Home's shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Home shall have used all reasonable efforts to obtain such a fairness opinion.

          7.9          Listing of Shares. The shares of Old Kent Common Stock that shall be issued to the shareholders of Home upon consummation of the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

Article VIII - Abandonment of Merger

          This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of Home may have previously been obtained) as follows:

          8.1          Mutual Abandonment. By mutual consent of the boards of directors, or duly authorized committees thereof, of Old Kent and Home.

          8.2          Upset Date. By either Old Kent or Home if the Merger shall not have been consummated on or before February 28, 2001 and such failure to consummate the Merger is not caused by a breach of this Plan of Merger by the terminating party.

          8.3          Old Kent's Rights to Terminate. By Old Kent under any of the following circumstances:

          8.3.1          Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VI have not been met or waived by Old Kent, at such time as such condition can no longer be satisfied notwithstanding Old Kent's best efforts to comply with those covenants given by Old Kent in this Plan of Merger.

          8.3.2          Environmental Risks. If Old Kent has given Home notice of termination based on an unacceptable Environmental Risk, as provided in Section (Old Kent's Termination Rights ).

          8.3.3          Approval of Home's Shareholders. This Plan of Merger is not approved by the requisite vote of Home's shareholders at the Shareholders' Meeting.

          8.3.4          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

          8.3.5          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Home.

          8.3.6          Community Reinvestment Act Rating. If, prior to the Closing, Home Bank is examined for compliance with the Community Reinvestment Act and receives a rating lower than "Low Satisfactory" or, if the report of examination is still pending on the date of the Closing, Old Kent is unable to satisfy itself that Home Bank will receive a rating of Low Satisfactory or better.

          8.4          Home's Rights to Terminate. By the board of directors, or a duly authorized committee thereof, of Home under any of the following circumstances:

          8.4.1          Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VII have not been met or waived by Home at such time as such condition can no longer be satisfied notwithstanding Home's best efforts to comply with those covenants given by Home in this Plan of Merger.

          8.4.2          Approval of Home's Shareholders. This Plan of Merger is not approved by the requisite vote of Home's shareholders at a Shareholders' Meeting at which in excess of 80% of the outstanding shares of Home Common Stock are represented in person or by proxy and Home's board of directors has advised Old Kent that it does not believe that such vote can be obtained through reasonable further efforts.

          8.4.3          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Old Kent.

          8.5          Effect of Termination. In the event of termination of this Plan of Merger by either Home or Old Kent as provided in this Article, this Plan of Merger shall forthwith have no effect, and none of Home's, Old Kent's, any of their respective subsidiaries, or any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of Merger, or in connection with the transactions contemplated by this Plan of Merger (other than the Option Agreement), except that (a) the Option Agreement and Sections (Confidentiality), (Effect of Termination), (Nonsurvival of Representations, Warranties, and Agreements), and (Expenses), shall survive any termination of this Plan of Merger, and (b) notwithstanding anything to the contrary contained in this Plan of Merger, neither Home, Old Kent, nor MergerSub shall be relieved or released from any of its liabilities or damages arising out of a known breach of a representation and warranty or a breach of any other provision of this Plan of Merger.

Article IX - Miscellaneous

          Subject to the terms and conditions of this Plan of Merger, Old Kent, MergerSub, and Home further agree as follows:

          9.1          "Material Adverse Effect" Defined. As used in this Plan of Merger, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or could have a material negative impact on (a) the business, assets, financial condition, results of operations, or value of Old Kent and its subsidiaries, taken as a whole, or Home or Home Bank, taken as a whole, as the case may be; or (b) the ability of Old Kent or Home, as the case may be, to satisfy the applicable closing conditions or consummate the Merger or perform its obligations under the Option Agreement. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in GAAP, generally applicable to financial institutions and their holding companies; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses reasonably related to this transaction (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions) incurred or paid without violation of the representations, warranties or covenants contained in this Plan of Merger.

          9.2          "Knowledge" Defined. As used in this Plan of Merger, the term "knowledge " means the actual knowledge of any director or officer (as that term is defined in Rule 16a-1 of the Exchange Act) of Home or Old Kent, as the case may be.

          9.3          Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the Option Agreement, Home Affiliate Agreements, Implementation Agreements, and those covenants and agreements contained herein and therein that, by their terms, apply or are to be performed in whole or in part after the Effective Time.

          9.4          Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Old Kent, MergerSub, and Home, executed by the respective officers thereunto duly authorized, at any time prior to the Effective Time.

          9.5          Expenses. Except as otherwise provided in this Plan of Merger, Home and Old Kent shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of all filing fees pertaining to the Registration Statement shall be paid by Old Kent. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by Home.

          9.6          Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of Home, Home Bank, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

          9.7          Jurisdiction; Jury. The parties acknowledge that jurisdiction and venue may be permissible in more than one jurisdiction or court district. Old Kent, MergerSub, and Home each hereby agree not to assert any defense of improper jurisdiction or venue and each waive their right to a trial by jury.

          9.8          Waiver. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

          9.9          Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Old Kent or MergerSub:		With a copy to:

Old Kent Financial Corporation		Warner Norcross & Judd LLP
Attention: Mary E. Tuuk, Senior Vice		Attention: Gordon R. Lewis
President and Legal Coordinator		111 Lyon Street, N.W., Suite 900
111 Lyon Street, N.W., Suite 100		Grand Rapids, Michigan 49503-2489
Grand Rapids, Michigan 49503

Facsimile:	(616) 771-4698	Facsimile:	(616) 752-2500
Telephone:	(616) 771-5272	Telephone:	(616) 752-2752
E-mail: mary.tuuk@oldkent.com		E-mail: glewis@wnj.com

If to Home:		With a copy to:

Home Bancorp		Thompson Hine & Flory LLP
Attention: Gary L. Hemrick, Vice President		Attention: Jeffrey E. Smith
and Secretary		One Columbus
132 East Berry Street		10 West Broad Street
Fort Wayne, Indiana 46801		Columbus, Ohio 43215-3435

Facsimile:	(219) 426-7027	Facsimile:	(614) 469-3361
Telephone:	(219) 422-3502	Telephone:	(614) 469-3204
E-mail:		E-mail: jsmith@thf.com

          9.10          Governing Law. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Indiana, without regard to principles of conflicts of laws.

          9.11          Entire Agreement. This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party may assign any of its rights or obligations under this Plan of Merger to any other person.

          9.12          Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Old Kent, MergerSub, and Home and their respective successors. Except to the extent provided in Section (Indemnification and Insurance), nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than Old Kent, MergerSub, and Home any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

          9.13          Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

          9.14          Further Assurances; Privileges. Each of Old Kent and Home shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger.

          9.15          Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.

          9.16          Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

          9.17          Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

          9.18          Old Kent's Assurances Regarding MergerSub. In consideration of Home's execution and delivery of this Plan of Merger, Old Kent absolutely, unconditionally and irrevocably guarantees prompt payment when due of any and all amounts due from MergerSub to Home under this Plan of Merger and prompt performance of all of MergerSub's other obligations under this Plan of Merger; subject, however, to all of MergerSub's rights and defenses under this Plan of Merger. Old Kent, as sole shareholder of MergerSub, agrees that it shall vote all of the outstanding capital stock of MergerSub in favor of approval of this Plan of Merger and the Merger.

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                    In Witness Whereof, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

Old Kent Financial Corporation By /s/ Richard A. McGarrity Richard A. McGarrity, Senior Vice President

OK Acquisition Corporation By /s/ Richard A. McGarrity Richard A. McGarrity, Senior Vice President

Home Bancorp By /s/ C. Phillip Andorfer C. Phillip Andorfer, Chairman of the Board